Exhibit 3

GLOBAL SECURITY

6.75% MONTHLY INCOME NOTES DUE 2019

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CAPITAL AUTOMOTIVE REIT

6.75% MONTHLY INCOME NOTES DUE APRIL 2019

ISIN: US1397332081
CUSIP No.: 139733 20 8
Certificate No.	U.S.$125,000,000

     CAPITAL AUTOMOTIVE REIT, a real estate investment trust organized under the laws of the State of Maryland (the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of One Hundred Twenty-Five Million United States Dollars (U.S.$125,000,000) on April 15, 2019, unless prepaid prior thereto, together with accrued interest thereon at the rate of 6.75% per annum.

     Principal of and interest on this Note shall be due and payable in accordance with the terms hereof and of the Indenture (defined below). Interest shall be payable monthly in arrears on the fifteenth (15th) day of each month, commencing on May 15, 2004 to registered holders of the Notes on the last day of the preceding month. Payments of interest on the Notes shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Notes shall be computed and paid on the basis of a 360-day year of twelve, 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day, then a payment of the interest payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

     As described in Article IX of the Indenture and, subject to the conditions and limitations set forth therein, this Note shall be redeemable in whole, or from time to time in part, pursuant to redemption at the option of the Company, described in Section 2.6 of the Supplemental Indenture (defined below).

     Any interest that is not punctually paid or duly provided for on an Interest Payment Date shall forthwith cease to be payable to the Holders on the Regular Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.

     The obligations of the Issuer under this Note and the Indenture are unsecured non-recourse obligations of the Issuer.

     Unless the certificate of authentication hereon has been executed by the Trustee or by the authenticating agent by the manual signature of one of their authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     This Note is one of a duly authorized issue of 6.75% Monthly Income Notes due 2019 (the “Notes”) issued and to be issued under an Indenture dated as of April 15, 2004 (the “Base Indenture”), as supplemented by the Supplemental Indenture of even date therewith (the “Supplemental Indenture,” and collectively with the Base Indenture, the “Indenture”), by and between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee,” which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

     Any exchanges or transfers of this Note shall be made in accordance with the terms of the Indenture.

     This Note is a Global Note deposited with the Trustee as custodian for The Depositary Trust Company (“DTC”) acting as Depositary, and registered in the name of CEDE & CO., a nominee of DTC, and CEDE & CO., as holder of record of this Note, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds.

     The statements in the legend relating to DTC set forth above are an integral part of the terms of this Note and by acceptance thereof each holder of this Note agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

     Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated as of April 15, 2004.

CAPITAL AUTOMOTIVE REIT

By:	Name:
Title:

CERTIFICATE OF AUTHENTICATION

     This is one of the 6.75% Monthly Income Notes due 2019 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Authorized Signatory

ASSIGNMENT FORM

For value received

hereby sells, assigns and transfers unto

Please insert social security or other identifying number of assignee

Please print or type name and address, including zip code, of assignee:

the within Note and does hereby irrevocably constitute and appoint Attorney to transfer the Note on the books of the Issuer with full power of substitution in the premises.

Date:	Your signature:

(Sign exactly as your name appears on the Note)